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                                                                      EXHIBIT 21


Subsidiaries of Registrant


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                        SUBSIDIARIES OF WEBMD CORPORATION


The following are the subsidiaries of WebMD Corporation, excluding subsidiaries the omission of which is permitted under Item 601(b)(21) of Regulation S-K:


         NAME                                          STATE OF INCORPORATION
         ----                                          ----------------------

         CareInsite Corporation                        Massachusetts
         Envoy Corporation                             Delaware
         Medical Manager Health Systems, Inc.          Delaware
         WebMD, Inc.                                   Georgia